EXHIBIT 99.1
                                                        ============

                        JOHN B. SANFILIPPO & SON, INC.
                                 NEWS RELEASE


COMPANY CONTACT:   Michael J. Valentine
                   Executive Vice President Finance
                   and Chief Financial Officer
                   (847) 871-6509


FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 19, 2004


   JOHN B. SANFILIPPO ANNOUNCES RECORD NET SALES AND NET INCOME FOR
                                FISCAL 2004

Fiscal 2004 Net Income Increases 51% over the Prior Year's Record Net Income

           Fiscal 2004 Net Sales Increase 24% over the Prior Year


Elk Grove Village, IL, August 19, 2004 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for its fiscal 2004 fourth quarter and year ended June 24, 2004. Net income for the current fourth quarter was approximately $3.5 million and was relatively unchanged when compared to net income for the fourth quarter of fiscal 2003. Diluted earnings per share for the current quarter decreased to $.33 from $.37 for the fourth quarter of fiscal 2003. The decrease in diluted earnings per share was attributable to an increase in share count from the Company's public offering of 1.15 million common shares, which was completed at the beginning of the current quarter. The current quarter earnings included prepayment penalties of approximately $1.0 million resulting from the early extinguishment of long-term debt. Additionally, after reviewing estimates of unpaid claims provided to the Company by its workers' compensation insurance carrier during the fourth quarter, the Company increased its workers' compensation insurance reserve. The prepayment penalties and the increase in the workers' compensation reserve combined to reduce the diluted quarterly earnings
per share by approximately $0.11.   Fiscal 2004 net income increased by
approximately 51% to approximately $22.6 million, or $2.32 per share diluted, from approximately $15.0 million, or $1.61 per share diluted, for fiscal 2003. The prepayment penalties and the increase in the workers' compensation reserve combined to reduce the diluted year end earnings per share by approximately $0.12.

Net sales for the fiscal 2004 fourth quarter increased by approximately 25% to approximately $124.5 million from approximately $99.3 million in
the fiscal 2003 fourth quarter.   Net sales for fiscal 2004 increased by
more than $101 million to approximately $520.8 million from net sales of approximately $419.7 for fiscal 2003. The addition of new customers, increased sales at existing customers and higher selling prices effectuated the increase in net sales in both the fourth quarter and the fiscal year. Net sales for both the current quarter and the current fiscal year increased significantly in all of the Company's distribution channels and across all nut types. Unit volume, as measured in pounds sold, increased by 7% for the fourth quarter of fiscal 2004 versus the prior year's fourth quarter and by 13% for fiscal 2004 versus the prior fiscal year.

Gross profit margin declined from 17.2% of net sales for the fourth quarter of fiscal 2003 to 15.3% of net sales for the current quarter due to significantly higher commodity costs in all of the nuts that the Company processes and the increase in the workers' compensation reserve discussed above. As a percentage of net sales, the 1.9% decline in the fourth quarter comparison of gross margins was substantially lower than the 3.5% decline in the third quarter comparison of gross margins due to selling price increases that became effective in the current fourth
quarter.   The gross profit margin for fiscal 2004 increased to 17.6% of net sales from 17.4% of net sales for fiscal 2003. As a percentage of net sales, increases in gross margin realized in the first half of fiscal 2004, which resulted from higher unit volume and lower peanut costs, were mostly offset by declines in gross margin in the second half of fiscal 2004 due to significantly higher commodity costs.

Selling and administrative expenses, as a percentage of net sales, fell to 9.5% in the fourth quarter of fiscal 2004 from 10.3% in the fiscal 2003 fourth quarter. For fiscal 2004, selling and administrative expenses, as a percentage of net sales, fell to 9.8% from 10.5% in fiscal 2003. The decreases in total selling and administrative expenses, as a percentage of net sales, for both the quarter and the fiscal year were primarily the result of increased sales while certain selling and administrative expenses remained relatively fixed.
Operating income for the fourth quarter of fiscal 2004 increased to approximately $7.2 million from approximately $6.9 million for the
fourth quarter of the prior year.   Operating income for fiscal 2004
rose 42% to approximately $41.1 million from approximately $28.8 million for fiscal 2003.

Interest expense in the fourth quarter of fiscal 2004 was approximately $0.6 million in comparison to approximately $1.2 million in the fourth quarter of 2003. For the entire fiscal year, interest expense declined from $4.7 million to $3.4 million. The decrease in interest expense occurred because the Company used the proceeds generated from its public equity offering, which was completed early in the current quarter, to
pay down most of its long-term and short-term debt.   Additionally, the
Company generated approximately $11.5 million of cash flow after capital expenditures during the current fiscal year which was used to pay down short-term debt. Total debt at the end of fiscal 2004 declined to $19.2 million from $70.1 million in total debt at the end of fiscal 2003.

The Company is currently studying a succession plan for the retirement of the Chief Executive Officer and President which may include consulting arrangements and other post-employment compensation arrangements. It did not implement a retirement plan for those officers in the fourth quarter.

"For the fifth consecutive year, the Company has reported record earnings," stated Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer. "This year's earnings performance was fueled by remarkable increases in sales across all of the Company's distribution channels and nut types. Increasing consumer awareness of the health benefits of eating nuts, the addition of new customers and higher average selling prices led to this impressive growth," Mr. Sanfilippo emphasized. "Nut markets have risen dramatically in recent months, and we expect them to continue to rise in the near future as world-wide nut consumption continues to increase. These increases in the costs of our raw materials have had a negative impact on our gross margins in the latter half of fiscal 2004," Mr. Sanfilippo explained. We have successfully implemented price increases in the spring and also earlier this month in all distribution channels except our industrial channel where sales are typically made pursuant to twelve-month fixed-price contracts. Those contracts will expire throughout the fall of this calendar year. The combination of the expiration of our industrial sales contracts and the implementation of the August price increases should serve to stabilize our gross margins in the first half of fiscal 2005, barring any further material increases in nut costs," cautioned Mr. Sanfilippo. "Though we have seen our workers' compensation costs increase recently as a result of our growth, we have responded to this trend by aggressively focusing on work place safety. This increased focus on safety, which started at the end of fiscal 2003, is beginning to deliver positive results as the number of work place accidents in the first half of calendar 2004 has declined by approximately 16% versus the same period last year, while the number of
employees has increased,"   Mr. Sanfilippo added.  "The remarkable sales
and earnings growth in fiscal 2004 is the product of hard work on the part of our employees and the commitment to invest in our business to
meet the needs of our customers.    Though the second half of the fiscal
year has been challenging from a commodity standpoint, our sales growth did deliver higher gross profit dollars in the fourth quarter, and our being vertically integrated in the major domestic nuts provided us with the means to confront this challenge," concluded Mr. Sanfilippo.


The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties.
Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company's products; (ii) changes in the availability and costs of raw materials for the production of the Company's products; (iii) fluctuations in the value of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts;
(iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; (v) the outcome of a pending governmental antitrust investigation of a portion of the peanut shelling industry; and (vi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut BowlTM, Sunshine Country, Flavor Tree and Texas Pride brand names. The Company also markets and distributes a diverse product line of other food and snack items.


                       JOHN B. SANFILIPPO & SON, INC.
                       ------------------------------
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   -------------------------------------
             (Dollars in thousands, except earnings per share)

                                     For the Quarter Ended            For the Year Ended
                                     ---------------------        -------------------------
                                          (Unaudited)
                                     June 24,      June 26,         June 24,      June 26,
                                       2004          2003             2004          2003
                                  ------------  ------------      -----------  ------------
Net sales                            $124,496       $99,292         $520,811      $419,677
Cost of sales                         105,463        82,232          428,967       346,755
                                    ---------     ---------        ---------     ---------
Gross profit                           19,033        17,060           91,844        72,922
                                    ---------     ---------        ---------     ---------
Selling expenses                        8,892         7,878           37,288        33,500
Administrative expenses                 2,945         2,306           13,492        10,593
                                    ---------     ---------        ---------     ---------
                                       11,837        10,184           50,780        44,093
                                    ---------     ---------        ---------     ---------
Income from operations                  7,196         6,876           41,064        28,829
                                    ---------     ---------        ---------     ---------
Other income (expense):
  Interest expense                       (631)       (1,207)          (3,434)       (4,681)
  Debt extinguishment fees               (972)           --             (972)           --
  Rental income and miscellaneous          84           122              440           486
                                    ---------     ---------        ---------     ---------
                                       (1,519)       (1,085)          (3,966)       (4,195)
                                    ---------     ---------        ---------     ---------
Income before income taxes              5,677         5,791           37,098        24,634
Income tax expense                      2,214         2,258           14,468         9,607
                                    ---------     ---------        ---------     ---------
Net income                             $3,463        $3,533          $22,630       $15,027
                                    =========     =========        =========     ==========
Basic earnings per share                $0.33         $0.38            $2.35         $1.63
                                    =========     =========        =========     =========
Diluted earnings per share              $0.33         $0.37            $2.32         $1.61
                                    =========     =========        =========     =========
Weighted average shares
 outstanding
  -- basic                         10,507,454     9,306,324        9,648,456     9,198,957
                                   ==========     =========        =========     =========
  -- diluted                       10,611,640     9,481,839        9,758,769     9,332,889
                                   ==========     =========        =========     =========



                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                          (Dollars in thousands)


                                            June 24,       June 26,
                                              2004           2003
                                         ------------     ---------
ASSETS

CURRENT ASSETS:
  Cash                                       $2,085         $2,448
  Accounts receivable, net                   33,735         29,142
  Inventories                               127,459        112,016
  Deferred income taxes                       1,301          1,257
  Income taxes receivable                       943            469
  Prepaid expenses and other
   current assets                             2,103          2,192
                                          ---------       --------
                                            167,626        147,524

PROPERTIES, NET                              69,154         67,117
OTHER ASSETS                                  8,339          9,086
                                          ---------      ---------
                                           $245,119       $223,727
                                          =========      =========


                                            June 24,       June 26,
                                              2004           2003
                                         ------------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                              $5,269        $29,702
  Current maturities of long-term debt        1,277         10,776
  Accounts payable                           16,388         13,658
  Bank overdraft                              7,926          5,507
  Accrued expenses                           13,912         12,699
                                          ---------      ---------
                                             44,772         72,342
                                          ---------      ---------
LONG-TERM DEBT                               12,620         29,640
LONG-TERM DEFERRED INCOME TAXES               6,367          2,964
                                          ---------      ---------
                                             18,987         32,604
                                          ---------      ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                           26             37
  Common stock                                   81             58
  Capital in excess of par value             98,848         58,911
  Retained earnings                          83,609         60,979
  Treasury stock                             (1,204)        (1,204)
                                          ---------      ---------
                                            181,360        118,781
                                          ---------      ---------
                                           $245,119       $223,727
                                          =========      =========